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                                                                   EXHIBIT 10.42

                 CONTRACT FOR PURCHASE AND SALE OF REAL PROPERTY

      THIS CONTRACT FOR PURCHASE AND SALE OF REAL PROPERTY ("Contract") is made and entered into this 13th day of June, 2005, but effective as of June 1, 2005, by and between NORTH CYPRESS PROPERTY HOLDINGS, LTD. ("Seller"), a Texas limited partnership, and MPT OF NORTH CYPRESS, L.P. ("Purchaser"), a Delaware limited partnership.

                              W I T N E S S E T H:

      For and in consideration of the mutual promises herein contained, Ten and No/100 Dollars ($10.00) in hand paid by Purchaser to Seller and other good and valuable consideration flowing between the parties, the receipt, adequacy and sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby agree as follows:

      1. Contract to Sell and Purchase. Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, upon the terms and conditions hereinafter set forth, all that tract or parcel of land being approximately
12.985 acres (565,627 square feet) and lying and being in Harris County, Texas, said property being more particularly shown on Exhibit "A" attached hereto and made a part hereof, together with all easements, rights, members and appurtenances appertaining thereto (collectively, "Premises").

      2. Purchase Price. The Purchase Price for the Premises shall be Four Million Seven Hundred Thirty Four Thousand Two Hundred Ninety Seven and 99/100 Dollars ($4,734,297.99), which is the product of $8.37 multiplied by the square footage of the Premises.

      3. Closing Conditions. Each of the parties' respective obligations hereunder to close the transaction contemplated by this Agreement are subject to the satisfaction, or waiver, as of the Closing Date of each of the following closing conditions (the "Closing Conditions"):

            (a) No "Event of Default" or "Landlord Default" (as defined in the applicable Other Agreement [as hereinafter defined]), as applicable, by any party thereto shall have occurred and be continuing beyond any applicable notice, cure or grace period under either of (i) that certain Construction Loan Agreement dated as of the date hereof (the "Loan Agreement"), between North Cypress Medical Center Operating Company, Ltd. ("NCMCOC"), as "borrower" therein, and MPT Finance Company, LLC ("MPT Finance"; MPT Finance, which is an affiliate of Purchaser, and Purchaser are each referred to for purposes of this
Section 3 as an "MPT Party"), as "lender" therein, (ii) that certain Net Ground Lease (Hospital Tract) dated as of the date hereof (the "Hospital Ground Lease"), between Seller, as "landlord" therein, and Purchaser, as "tenant" therein, (iii) that certain Net Ground Lease (Northeast Parking Parcel) dated as of the date hereof (the "Parking Ground Lease"), between Northern Healthcare Land Ventures, Ltd. ("NHLV"; NCMCOC and NHLV, each of which is an affiliate of Seller, and Seller are each referred to for purposes of this Section 3 as a "North Cypress Party"), as "landlord" therein, and Purchaser, as "tenant" therein, or (iv) that certain Sublease Agreement

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dated as of the date hereof (the "Sublease"; the Loan Agreement, the Hospital
Ground Lease, the Parking Ground Lease and the Sublease each being referred to for purposes of this Section 3 as an "Other Agreement"), between Purchaser, as "landlord" therein, and NCMCOC, as "tenant" therein (any such Event of Default being defined for purposes of this Section 3 as an "Other Agreement Default"); and

            (b) The construction of the "Hospital Improvements" (as defined in the Sublease) being undertaken on the Premises by NCMCOC pursuant to the Sublease and the Loan Agreement shall have reached a percentage of completion of at least [thirty-seven and one-half percent (37.5%)], as certified in writing to NCMCOC and MPT Finance by the "Architect" (as defined in the Loan Agreement) under and pursuant to the Loan Agreement.

            If either of the foregoing Closing Conditions is not satisfied as of the Closing Date, (i) in the case of an Other Agreement Default by a North Cypress Party, then Purchaser, or (ii) in the case of an Other Agreement Default by an MPT Party, then Seller, or (iii) in the case of the failure of the Closing Condition in Subsection 3(b), then either of the parties, may elect either to
(A) waive the unsatisfied Closing Condition and proceed to Closing, or (B) extend the Closing Date by such reasonable period as may be necessary to allow for satisfaction of the unsatisfied Closing Condition; provided such extended period shall not be later than [thirty (30)] days subsequent to the Closing Date. In the event a party shall elect, by written notice to the other party, to proceed under clause (B) above, the notice of such election shall include the period for which the extension is made. If, after such extension is made, the Closing Condition remains unsatisfied at the end of the extended period, then the party for whose benefit the Closing Condition under Subsection 3(a) exists, or either party in the case of the Closing Condition in Subsection 3(b), shall have the option either to (y) waive the unsatisfied Closing Condition and proceed to Closing, or (z) terminate this Agreement by written notice to the other party, whereupon Purchaser and Seller shall be released and relieved of all further obligations under this Agreement. In the event no express, written election is made under clause (B) or (z) above, as applicable, by any party having the right to do so, such party or parties, as applicable, shall be deemed to have elected to proceed under clause (A) or (y) above, as applicable. The parties agree to use good faith efforts to satisfy each Closing Condition which is within such party's power or obligation to satisfy.

      4. Closing. The closing of the transaction herein contemplated (the "Closing") shall be held at the offices of First American Title Insurance Company, Houston, Texas, or such other location to which Seller and Purchaser shall agree on January 5, 2006 ("Closing Date"). Possession of the Premises shall be granted and delivered by Seller to Purchaser at the time of Closing. At the Closing, Seller shall convey to Purchaser good and insurable fee simple title to the Premises subject only to the lien of real property ad valorem taxes for 2006 and those matters set forth on Exhibit "B" attached hereto and by this reference made a part hereof (collectively, the "Permitted Title Exceptions"). Such conveyance shall be made by execution and delivery to Purchaser by Seller of a special warranty deed together with all other documents required herein, including such documentation, if any, as reasonable necessary to evidence the authority and power of Seller to consummate the transaction. Seller shall take all actions expressly required by this Contract to be performed by Seller at the Closing, including but not limited to satisfying and/or discharging out of Seller's closing proceeds or otherwise at Seller's cost or expense at Closing all mortgages, deeds of trust and other encumbrances necessary to deliver title to the

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Premises as required hereby. At Closing, in addition to the foregoing requirements, Seller shall deliver to Purchaser (i) an owner's affidavit in customary form as required by Purchaser's title insurance company in order to remove standard exceptions to Purchaser's title insurance policy, (ii) a customary non-foreign affidavit, (iii) an assignment of the leases described in Exhibit "C", and (iv) appropriate lien waivers and indemnities from all contractors and subcontractors doing work on the Premises.

      5. Prorations. The Premises are subject to a Net Ground Lease pursuant to which all taxes and other expenses relating to the Premises are payable by the tenant thereunder. No proration of such taxes and expenses between Seller and Purchaser shall be made at Closing.

      6. Costs. Purchaser shall pay the costs of Purchaser's title insurance policy and Purchaser's attorneys' fees. Seller shall pay any transfer tax due in connection with recording the special warranty deed, the cost of satisfying of record any security instruments released at Closing, and all recording costs.

      7. Damage or Condemnation. Risk of loss resulting from any condemnation, eminent domain or expropriation proceeding which is commenced prior to Closing, and risk of loss to the Premises due to any other cause, remains with Seller until Closing. If, prior to the Closing, all or part of the Premises shall be destroyed, damaged or subjected to a bona fide threat of condemnation, expropriation or other proceeding, Seller shall so notify Purchaser, and Purchaser may elect to (i) cancel this Contract, in which event all parties shall be relieved and released of and from any further duties, obligations, rights or liabilities hereunder, or (ii) Purchaser may declare this Contract to remain in full force and effect and the purchase contemplated herein, subject to such damage or less any interest taken by eminent domain, expropriation or condemnation, shall be effected, and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards and insurance proceeds or claims that have been or that may thereafter be made for such taking or damage.

      8. Default Provisions. If the sale and purchase of the Premises contemplated by this Contract is not consummated because of Purchaser's default hereunder, Purchaser shall pay over to Seller the sum of Ten Thousand and 00/100 Dollars ($10,000.00), as Seller's sole and exclusive remedy hereunder for such default of Purchaser; the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser's default. Seller's receipt of such sum is intended not as a penalty but as full liquidated damages pursuant to applicable state law. The right to receive and retain such sum as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser. In the event Seller shall default hereunder, Purchaser may elect to (i) terminate this Contract, or (ii) seek any other right or remedy allowed at law or in equity.

      9. Broker. Purchaser and Seller hereby represent that no broker has been contacted in connection with the transaction contemplated by this Contract and Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys' fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission, except as set forth herein, arising out of

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or in any way connected with any claimed dealings with the indemnitor and relating to this Contract or the purchase and sale of the Premises.

      10. Representations and Warranties. As a material inducement to Purchaser to enter into this Contract and as a condition to Purchaser's obligations hereunder, Seller hereby makes the following representations and warranties which are true and correct as of the date hereof and which shall be true and correct on the date of Closing:

            (a) Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas.

            (b) Seller has the requisite limited partnership power and authority to conduct its business as it is now being conducted and as proposed to be conducted and to execute, deliver and carry out the terms of this Contract. All limited partnership actions required to be taken by Seller to authorize the execution, delivery and performance of this Contract have been duly and properly taken or obtained in accordance, and in compliance with Seller's partnership agreement. No other action on the part of Seller or Seller's partners (or other person's possessing and exercising similar control and authority over Seller) is necessary to authorize the execution, delivery and performance of this Contract.

            (c) Seller's execution, delivery and performance of this Contract and will not, with or without the giving of notice and/or the passage of time:
(i) violate or conflict with any provision of Seller's partnership agreement;
(ii) violate or conflict with any provision of any law to which Seller is subject; (iii) violate or conflict with any judgment, order, writ or decree of any court applicable to Seller; (iv) result in, or cause the creation of a lien on the Premises; or (v) result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any indenture, mortgage, deed of trust, contract, agreement or other instrument to which Seller is a party or by which Seller or the Premises is bound.

            (d) No license, permit, qualification, order, consent, authorization, approval or waiver of, or registration, declaration or filing with, or notification to, any governmental entity or other person is required to be made or obtained by or with respect to Seller in connection with the execution, delivery and performance of this Contract.

            (e) Seller is the sole and exclusive owner of the simple title to the Premises free and clear of any and all liens, encumbrances, restrictions or easements of any kind whatsoever and any adverse claims of third parties except those set forth on Exhibit "B".

            (f) There are no tenants with respect to the Premises or other parties which has a possessory right to the Premises, except for MPT of North Cypress, L.P. and its permitted subtenants.

            (g) (i) No governmental entity or any nongovernmental third party has notified Seller, or to Seller's knowledge, any other party, of any alleged violation, or investigation of any suspected violation under the Environmental Laws (hereinafter defined) in connection with the ownership of the Premises, including any litigation or cause of action alleging personal injury or property damage caused by exposure to, or the disposal, release or

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migration of, any Hazardous Materials (hereinafter defined). To Seller's knowledge, the Premises are in full compliance with the Environmental Laws.

                  (ii) To the knowledge of Seller, no Hazardous Materials have been stored, disposed of or arranged for the disposal on the Premises, except in compliance with the Environmental Laws and Seller has not, and will not, install any underground storage tanks at, on or under the Premises.

                  (iii) To the knowledge of Seller, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the generation, transportation, treatment, storage, release, emission, discharge, presence or disposal of any Hazardous Materials on or from the Premises that could form the basis of any Environmental Claim (hereinafter defined) against Landlord or Tenant.

                  (iv) Seller has not contractually assumed or succeeded to any liability of any direct or indirect predecessors or any other person related or with respect to any Environmental Law.

                  (v) To the knowledge of Seller, there are no conditions presently existing on, at or emanating from the Premises that may result in any liability, investigation or clean-up cost under any Environmental Law.

                  (vi) For purposes of this Contract:

                  "Environmental Claim" means any claim, action, cause of
            action, investigation or notice (written or oral) by any person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Materials at any location owned or operated by the Seller, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Law" means all local, state and federal laws relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C.
            Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 741 et seq., the Clean Water Act, 33 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

                  "Hazardous Materials" means any substance, including, without limitation, asbestos or any substance containing asbestos and deemed hazardous

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            under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials, and any items included in the definition of hazardous or toxic wastes, materials or substances under any Environmental Law.

            (h) There is no suit, action, proceeding, inquiry or investigation against or involving Seller or any of its properties or rights, pending or, to the knowledge of Seller, threatened (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law regulating employment) nor to the knowledge of Seller are there any facts which might result in, or form the basis of any such claim. There is no judgment, decree, injunction, rule or order of any governmental entity or any other person (including, without limitation, any arbitral tribunal) outstanding against Seller, and Seller is not in violation of any term of any judgment, decree, injunction or order outstanding against it. Furthermore, there is no claim by or before any governmental entity or other person pending or, to the knowledge of Seller, threatened which questions or challenges Seller's title and ownership of the Premises, or which questions or challenges the validity of this Contract or any action taken or to be taken by Seller pursuant to this Contract, and there is no basis for any such claim.

            (i) There are no service, supply or management agreements which relate to or affect the Premises.

      11. Notice. All notices, demands, consents, approvals, requests and other communications required or permitted to be given under this Contract shall be in writing and shall be (a) delivered in person, (b) sent by certified mail, return receipt requested to the appropriate party at the address set out below, (c) sent by Federal Express, Express Mail or other comparable courier addressed to the appropriate party at the address set out below, or (d) transmitted by facsimile transmission to the facsimile number for each party set forth below:

      (a)   if to Landlord:         North Cypress Property Holdings, Ltd.
                                    6830 North Eldridge Parkway, Suite 406
                                    Houston, Texas  77041
                                    Attention: Robert A. Behar, M.D.
                                    Phone: (713) 466-6040
                                    Fax: (713) 466-6050

            with copies to:         Brennan Manna & Diamond, LLC
                                    75 East Market Street
                                    Akron, Ohio  44308
                                    Attention: Frank T. Sossi, Esq.
                                    Phone: (330) 253-1804
                                    Fax: (330) 253-1813

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                                    Petronella Law Firm, P.C.
                                    8 Greenway Plaza, Suite 606
                                    Houston, Texas  77046
                                    Attention: Richard Petronella, Esq.
                                    Phone: (713) 965-0606
                                    Fax: (713) 965-0676

                                    Zimmerman, Axelrad, Meyer, Stern & Wise P.C.
                                    3040 Post Oak Boulevard, Suite 1300
                                    Houston, Texas  77056-6560
                                    Attention: Leonard Meyer, Esq.
                                    Phone: (713) 552-1234
                                    Fax: (713) 963-0859

      (b)   if to Tenant:           MPT of North Cypress, L.P.
                                    1000 Urban Center Drive, Suite 501
                                    Birmingham, Alabama  35242
                                    Attention: Michael G. Stewart, Esq.,
                                               Executive Vice President &
                                               General Counsel
                                    Phone: (205) 969-3755
                                    Fax: (205) 969-3756

            with a copy to:         Morris, Manning & Martin, LLP
                                    1600 Atlanta Financial Center
                                    3343 Peachtree Road, N.E.
                                    Atlanta, Georgia  30326-1044
                                    Attention: Jeanna A. Brannon, Esq.
                                    Phone: (404) 233-7000
                                    Fax: (404) 365-9532

      Each notice, demand, consent, approval, request and other communication shall be effective upon receipt and shall be deemed to be duly received if delivered in person or by a national courier service when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first business day thereafter. Rejection or other refusal by the addressee to accept, or the inability to deliver because of a changed address or changed facsimile number of which no notice was given, shall be deemed to be receipt of the notice, demand, consent, approval, request or communication sent. Any party shall have the right, from time to time, to change the address or facsimile number to which notice to it shall be sent by giving to the other party or parties at least ten
(10) days prior notice of the changed address or changed facsimile number.

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      Rejection or other refusal by the addressee to accept, or the inability of the courier service or the United States Postal Service to deliver because of a changed address of which no notice was given, shall be deemed to be receipt of the notice sent. Any party shall have the right, from time to time, to change the address to which notices to it shall be sent by giving to the other party or parties at least ten (10) days prior notice of the changed address.

      12. Miscellaneous.

            (a) TIME IS OF THE ESSENCE OF THIS CONTRACT.

            (b) This Contract shall inure to the benefit of, and be binding upon, the parties hereto, their heirs, successors, administrators, executors and assigns. Purchaser may assign this Contract in whole or in part without the consent of Seller.

            (c) This Contract constitutes the sole and entire agreement between the parties hereto and no modification of this Contract shall be binding unless signed by all parties to this Contract.

            (d) This Contract may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart, even though no one counterpart contains the signatures of all of the parties. The terms of this Contract, including all representations and warranties of Seller, shall survive the Closing for a period of one (1) year.

            (e) The "date hereof" or "date of this Contract" wherever used herein shall mean the latest date that either the Seller or Purchaser shall sign this Contract, as evidenced by the dates beside their respective names.

            (f) This Contract is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Contract, or the application thereof to any person or circumstance, shall, for any reason and to the extent, be invalid or unenforceable, the remainder of this Contract and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law. This Contract shall be governed by and construed in accordance with the laws of the State of Texas.

            (g) This Contract represents the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written between the parties, if any, relating to the subject matter. Except as set forth in the Contract, neither Seller nor Purchaser has made any representations or warranties to the other party.

            (h) Except for the representations and warranties of Seller set forth herein or in the deed of conveyance to be delivered by Seller at Closing, the Premises and any improvements thereon are and shall be conveyed by Seller to Purchaser in an "AS IS - WHEREAS" condition.

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      IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed under seal by their duly authorized general partners, officers or representatives, as the case may be, on the dates set forth below, but effective as of June 1, 2005.

  Date Executed by Seller:      SELLER:

                                NORTH CYPRESS PROPERTY HOLDINGS,
  June 8, 2005                  LTD., a Texas limited partnership

                                By: North Cypress Property Holdings GP, LLC, a
                                    Texas limited liability company, its general
                                    partner

                                    By: /s/ Robert A. Behar, M.D.
                                       ----------------------------------------
                                       Robert A. Behar, M.D., Manager and
                                       Vice Chairman

  Date Executed by Purchaser:   PURCHASER:

                                MPT OF NORTH CYPRESS, L.P., a Delaware
                                limited partnership
  June 13, 2005
                                By: MPT of North Cypress, LLC, a Delaware
                                    limited liability company, its general
                                    partner

                                    By: MPT Operating Partnership, L.P., a
                                        Delaware limited partnership, its sole
                                        member

                                        By: Medical Properties Trust, LLC, a
                                            Delaware limited liability company,
                                            its general partner

                                           By: /s/ Edward K. Aldag, Jr.
                                               --------------------------------
                                           Print Name: Edward K. Aldag, Jr.
                                           Title: President & CEO

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

                                   EXHIBIT "A"

                        LEGAL DESCRIPTION OF THE PREMISES

                          METES AND BOUNDS DESCRIPTION
                 PROPOSED NORTH CYPRESS PROPERTY HOLDINGS TRACT
                                12.985 NET ACRES
                              Revised June 7, 2005

Parcel 1

All that certain 13.958 acre (608,019 square foot) tract of land situated in the
W. H. Gentry Survey, Abstract Number 295 and in the William Jones Survey, Abstract Number 489, both in Harris County, Texas, being out of and a part of a called 13.5055 acre tract of land as described by deed recorded under Harris County Clerk's File Number Y175041 and a called 19.855 acre tract of land as described by deed recorded under Harris County Clerk's File Number X441181 and being more particularly described by metes and bounds as follows: (All bearings based on the Texas State Plane Coordinate System, South Central Zone)

COMMENCING FOR REFERENCE at a 5/8-inch iron rod with plastic cap stamped "BENCHMARK ENGR" set in the northerly right-of-way line of U.S. Highway 290 (right-of-way width, varies) at the most southerly corner of the residue of a tract of land as described in a conveyance to Frank Robert Kukral, Supreme Lodge of Slavonic Benevolent Order of the State of Texas tract by deed recorded in Volume 3703, Page 68 of the Harris County Deed Records for the most westerly corner of said 13.5055 acre tract, from which a 5/8-inch iron rod found bears South 09 degrees 30' 17" East, a distance of 1.56 feet;

THENCE, North 37 degrees 21' 26" East, along the northwesterly line of said
13.5055 acre tract, a distance of 381.03 feet to the POINT OF BEGINNING and being the most westerly corner of the herein described tract;

THENCE, North 37 degrees 21' 26" East, continuing along the northwesterly line of said 13.5055 acre tract, a distance of 418.26 feet to an exterior corner of the herein described tract;

THENCE, South 54 degrees 00' 08" East, a distance of 474.00 feet to the beginning of a curve to the left;

THENCE, southeasterly, a distance of 140.10 feet along the arc of said curve to the left having a radius of 336.00 feet through a central angle of 23 degrees 53' 23" and a chord that bears South 64 degrees 35' 08" East, a distance of
139.08 feet to the point of reverse curvature of a curve to the right;

THENCE, southeasterly, a distance of 30.07 feet along the arc of said curve to the right having a radius of 166.78 feet through a central angle of 10 degrees 19' 55" and a chord that bears South 71 degrees 21' 52" East, a distance of
30.03 feet to the point of reverse curvature of a curve to the left;

THENCE, northeasterly, a distance of 37.36 feet along the arc of said curve to the left having a radius of 28.00 feet through a central angle of 76 degrees 27' 08" and a chord that bears North 75 degrees 34' 31" East, a distance of 34.65 feet to the point of tangency of said curve;

THENCE, North 37 degrees 20' 57" East, a distance of 40.04 feet to an interior corner of the herein described tract;

THENCE, North 52 degrees 38' 34" West, a distance of 9.81 feet to a 5/8-inch iron rod found in the northwesterly line of said 19.855 acre tract at the most southerly corner of a called 10.00 acre tract of land as described by deed recorded under Harris County Clerk's File Number X647241 and being the most easterly corner of said 13.5055 acre tract for an exterior corner of the herein described tract;

THENCE, North 37 degrees 21' 26" East, along the northwesterly line of said
19.855 acre tract, a distance of 223.69 feet to a 5/8-inch iron rod found for an angle point of said 10.00 acre tract, said 19.855 acre tract and the herein described tract;

THENCE, North 87 degrees 37' 41" East, along the north line of said 19.855 acre tract, a distance of 413.32 feet to a 5/8-inch iron rod found in the west right-of-way line of Huffmeister Road (100-foot wide right-of-way) at the southeast corner of a called 5.1348 acre tract of land as described by deed recorded under Harris County Clerk's File Number X647240 for the northeast corner of said 19.855 acre tract and the herein described tract;

THENCE, South 02 degrees 41' 38" East, along said west right-of-way line, a distance of 55.63 feet to an exterior corner of the herein described tract;

THENCE, South 86 degrees 39' 10" West, a distance of 250.74 feet to the beginning of a curve to the left;

THENCE, northwesterly, a distance of 23.43 feet along the arc of said curve to the left having a radius of 15.00 feet through a central angle of 89 degrees 28' 55" and a chord that bears North 47 degrees 26' 05" West, a distance of 21.12 feet to the point of tangency of said curve;

THENCE, South 87 degrees 49' 25" West, a distance of 71.75 feet to the point of curvature of a curve to the left;

THENCE, southwesterly, a distance of 119.81 feet along the arc of said curve to the left having a radius of 136.00 feet through a central angle of 50 degrees 28' 28" and a chord that bears South 62 degrees 35' 11" West, a distance of
115.97 feet to the point of tangency of said curve;

THENCE, South 37 degrees 20' 57" West, a distance of 171.52 feet to the point of curvature of a curve to the left;

THENCE, southeasterly, a distance of 38.43 feet along the arc of said curve to the left having a radius of 28.00 feet through a central angle of 78 degrees 38' 20" and a chord that bears South 01 degrees 58' 13" East, a distance of 35.48 feet to the point of reverse curvature of a curve to the right;

THENCE, southeasterly, a distance of 48.88 feet along the arc of said curve to the right having a radius of 166.78 feet through a central angle of 16 degrees 47' 36" and a chord that bears South 32 degrees 53' 36" East, a distance of
48.71 feet to the point of reverse curvature of a curve to the left;

THENCE, southeasterly, a distance of 70.04 feet along the arc of said curve to the left having a radius of 136.00 feet through a central angle of 29 degrees 30' 24" and a chord that bears South 39 degrees 15' 00" East, a distance of
69.27 feet to the point of tangency of said curve;

THENCE, South 54 degrees 00' 12" East, a distance of 13.04 feet to the point of curvature of a curve to the left;

THENCE, southeasterly, a distance of 28.21 along the arc of said curve to the left having a-radius of 86.00 feet through a central angle of 18 degrees 47' 38" and a chord that bears South 63 degrees 24' 01" East, a distance of 28.08 feet to the point of reverse curvature of a curve to the right;

THENCE, southeasterly, a distance of 103.49 feet along the arc of said curve to the right having a radius of 54.50 feet through a central angle of 108 degrees 47' 38" and a chord that bears South 18 degrees 24' 01" East, a distance of
88.62 feet to the point of tangency of said curve;

THENCE, South 35 degrees 59' 48" West, a distance of 119.12 feet to the point of curvature of a curve to the left;

THENCE, southwesterly, a distance of 77.35 feet along the arc of said curve to the left having a radius of 112.00 feet through a central angle of 39 degrees 34' 10" and a chord that bears South 16 degrees 12' 43" West, a distance of
75.82 feet to the point of reverse curvature of a curve to the right;

THENCE, southwesterly, a distance of 85.39 along the arc of said curve to the right having a radius of 48.00 feet through a central angle of 101 degrees 55' 41" and a chord that bears South 47 degrees 23' 29" West, a distance of 74.57 feet to the point of reverse curvature of a curve to the left;

THENCE, southwesterly, a distance of 21.93 along the arc of said curve to the left having a radius of 20.00 feet through a central angle of 62 degrees 49' 24" and a chord that bears South 66 degrees 56' 37" West, a distance of 20.85 feet to the point of tangency of said curve;

THENCE, South 35 degrees 31' 55" West, a distance of 81.68 feet to the point of curvature of a curve to the left;

THENCE, southwesterly, a distance of 12.07 along the arc of said curve to the left having a radius of 18.00 feet through a central angle of 38 degrees 25' 39" and a chord that bears South 16 degrees 19' 05" West, a distance of 11.85 feet to the end of said curve;

THENCE, South 36 degrees 01' 56" West, a distance of 13.90 feet to an exterior corner of the herein described tract;

THENCE, North 75 degrees 46' 46" West, a distance of 1.78 feet to the point of curvature of a curve to the right;

THENCE, northwesterly, a distance of 14.05 feet along the arc of said curve to the right having a radius of 110.00 feet through a central angle of 07 degrees 19' 12" and a chord that bears North 72 degrees 07' 10" West, a distance of
14.04 feet to an interior corner of the herein described tract;

THENCE, South 36 degrees 01' 56" West, a distance of 42.41 feet to the point of curvature of a curve to the left;

THENCE, southwesterly, a distance of 45.27 feet along the arc of said curve to the left having a radius of 150.00 feet through a central angle of 17 degrees 17' 31" and a chord that bears South 27 degrees 23' 35" West, a distance of
45.10 feet to the point of tangency of said curve;

THENCE, South 18 degrees 44' 49" West, a distance of 169.30 feet to a point in the northerly right-of-way line of U.S. Highway 290 (right-of-way width, varies) and being on the arc of a curve to the right at the most southerly corner of the herein described tract;

THENCE, northwesterly, along said northerly right-of-way line a distance of 8.72 feet along the arc of said curve to the right having a radius of 477.47 feet through a central angle of 01' 02' 47" and a chord that bears North 70 degrees 43' 47" West, a distance of 8.72 feet to a Texas Department of Transportation monument found at the point of tangency of said curve;

THENCE, North 70 degrees 12' 24" West, continuing along said northerly right-of-way line, a distance of 13.91 feet to a Texas Department of Transportation monument found at the point of curvature of a curve to the right;

THENCE, northwesterly, continuing along said northerly right-of-way line a distance of 436.10 feet along the arc of said curve to the right having a radius of 2,694.79 feet through a central angle of 09 degrees 16' 20" and a chord that bears North 65 degrees 34' 13" West, a distance of 435.63 feet to an exterior corner of the herein described tract;

THENCE, North 28 degrees 41' 36" East, a distance of 35.02 feet to the point of curvature of a curve to the left;

THENCE, northeasterly, a distance of 17.75 feet along the arc of said curve to the left having a radius of 63.00 feet through a central angle of 16 degrees 08' 24" and a chord that bears North 20 degrees 37' 25" East, a distance of 17.69 feet to the point of reverse curvature of a curve to the right;

THENCE, northeasterly, a distance of 46.03 feet along the arc of said curve to the right having a radius of 112.50 feet through a central angle of 23 degrees 26' 36" and a chord that bears North 24 degrees 16' 31" East, a distance of
45.71 feet to the point of tangency of said curve;

THENCE, North 35 degrees 59' 48" East, a distance of 141.39 feet to the point of curvature of a curve to the right;

THENCE, northeasterly, a distance of 21.07 feet along the arc of said curve to the right having a radius of 37.50 feet through a central angle of 32 degrees 11' 39" and a chord that bears North 52 degrees 05' 38" East, a distance of
20.79 feet to an interior corner of the herein described tract;

THENCE, North 54 degrees 00' 12" West, a distance of 69.48 feet to an interior corner of the herein described tract;

THENCE, South 36 degrees 00' 04" West, a distance of 4.37 feet to an exterior corner of the herein described tract;

THENCE, North 54 degrees 19' 03" West, a distance of 186.81 feet to an exterior corner of the herein described tract;

THENCE, North 35 degrees 40' 57" East, a distance of 15.94 feet to an interior corner of the herein described tract;

THENCE, North 54 degrees 19' 03" West, a distance of 40.00 feet to an exterior corner of the herein described tract;

THENCE, North 35 degrees 40' 57" East, a distance of 98.56 feet to an interior corner of the herein described tract;

THENCE, North 54 degrees 19' 03" West, a distance of 235.19 feet to the POINT OF BEGINNING and containing a computed area of 13.958 acres (608,019 square feet) land. SAVE AND EXCEPT the following described tract;

                             SAVE AND EXCEPT TRACT

COMMENCING FOR REFERENCE at a 5/8-inch iron rod found in the northwesterly line of said 19.855 acre tract at the most southerly corner of a called 10.00 acre tract of land as described by deed recorded under Harris County Clerk's File Number X647241 and being the most easterly corner of said 13.5055 acre tract;

THENCE, South 37 degrees 21' 26" West, along the southeasterly line of said
13.5055 acre tract and along the northwesterly line of said 19.855 acre tract, a distance of 553.87 feet to a point;

THENCE, South 52 degrees 38' 34" East, a distance of 28.91 feet to the POINT OF BEGINNING and being an angle point of the herein described;

THENCE, North 76 degrees 11' 04" East, a distance of 35.74 feet to an angle point;

THENCE, South 53 degrees 58' 04" East, a distance of 117.23 feet to an exterior corner of the herein described tract;

THENCE, South 36 degrees 01' 56" West, a distance of 30.50 feet to an interior corner of the herein described tract;

THENCE, South 53 degrees 58' 04" East, a distance of 5.52 feet to an exterior corner of the herein described tract;

THENCE, South 36 degrees 01' 56" West, a distance of 252.00 feet to the most southerly corner of the herein described tract;

THENCE, North 53 degrees 58' 04" West, a distance of 34.80 feet to the point of curvature of a curve to the left;

THENCE, southwesterly, a distance of 3.93 feet along the arc of said curve to the left having a radius of 2.50 feet through a central angle of 90 degrees 00' 00" and a chord that bears South 81 degrees 01' 56" West, a distance of 3.54 feet to the point of tangency of said curve;

THENCE, South 36 degrees 01' 56" West, a distance of 16.00 feet to an exterior corner of the herein described tract;

THENCE, North 53 degrees 58' 04" West, a distance of 90.50 feet to an exterior corner of the herein described tract;

THENCE, North 36 degrees 01' 56" East, a distance of 15.50 feet to the point of curvature of a curve to the left;

THENCE, northwesterly, a distance of 3.93 feet along the arc of said curve to the left having a radius of 2.50 feet through a central angle of 90 degrees 00' 00" and a chord that bears North 08 degrees 58' 04" West, a distance of 3.54 feet to the point of tangency of said curve;

THENCE, North 53 degrees 58' 04" West, a distance of 15.50 feet to an exterior corner of the herein described tract;

THENCE, North 36 degrees 01' 56" East, a distance of 255.68 feet to the POINT OF BEGINNING and containing a computed area of 0.973 of one acre (42,392 square feet) land, resulting in a net acreage of 12.985 acres (565,627 square feet) of land.

This description is based on a survey made on the ground of the property and is issued in conjunction with an exhibit map entitled "PROPOSED NORTH CYPRESS PROPERTY HOLDINGS TRACT" prepared by Benchmark Engineering Corporation, Job Number 03112.

Parcel 2 (Reciprocal Easements)

Rights, privileges and easement contained in Reciprocal Easement Agreement and Declaration of Covenants, Conditions, and Restrictions for Development and Operation of the North Cypress Medical Center Campus recorded June ___, 2005 under Clerk's File No. ______ of the Official Records.

                                   EXHIBIT "B"

                           PERMITTED TITLE EXCEPTIONS

1. All taxes for the year 2006 and subsequent years not yet due and payable, and any additional taxes resulting from reassessment of subject property.

2. Restrictions recorded in Volume 5943, Page 51, of the Deed Records of Harris County, Texas.

3. Terms, conditions and stipulations regarding development of the subject property, as set forth and defined in instrument filed for record under Clerk's File No. R488062, of the Official Records of Harris County, Texas.

4. Easement to Harris County Municipal Utility District No. 248 recorded in Clerk's File No. T954404, of the Official records of Harris County, Texas granting an easement 20 feet wide along the north 83.13 feet of the east property line.

5. Mineral and/or royalty interest recorded in Volume 5943, Page 51, of the Deed records of Harris County, Texas.

6. Mineral and/or royalty interest recorded in Volume 7725, Page 211, of the Deed records of Harris County, Texas.

7. Ordinance #1999-262, of the City of Houston, passed March 24, 1999, and amendments, pertaining to the platting and replatting of real property and the establishment of building set back lines along major thoroughfares within such boundaries.

8. City of Houston Ordinance 91-1701 regarding the planting, preservation and maintenance of trees and decorative landscaping, a certified copy of which is filed for record under Clerk's File No. N556388, of the Official Records of Harris County, Texas.

9.    Inclusion within Harris County Municipal Utility District No. 248.

10. Terms and conditions of that certain Reciprocal Easement Agreement and Declaration of Covenants, Conditions, and Restrictions for Development and Operation of the North Cypress Medical Center Campus recorded June _____, 2005 under Clerk's File No. _____ of Official Records.

11. Sub-leasehold pursuant to the terms and conditions of that certain Sublease Agreement (Pre-construction) between MPT of North Cypress, L.P. as Lessor and North Cypress Medical Center Operating Company, Ltd. as Lessee, a memorandum of which is recorded June _____, 2005 under Clerk's File No. _____ of Official Records.

12. Leasehold and sub-leasehold pursuant to the terms and conditions of that certain Lease Agreement (Post-construction) between MPT of North Cypress, L.P. as Lessor and North Cypress Medical Center Operating Company, Ltd. as Lessee, a memorandum of which is recorded June _____, 2005 under Clerk's File No. _____, of the Official Records of Harris County, Texas.

                                   EXHIBIT "C"

                              LEASES TO BE ASSIGNED

Net Ground Lease (Hospital Tract) between North Cypress Property Holdings, Ltd., as Lessor and MPT of North Cypress, L.P. as Lessee, a memorandum of which is recorded June _____, 2005 under Clerk's File No. _____, of the Official Records of Harris County, Texas.